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Rise Gold Commences Review of its Tungsten Exploration Targets

At the Idaho-Maryland Mine, CA

November 4, 2025 - Grass Valley, California - Rise Gold Corp. (CSE: RISE, OTCQB: RYES) (the "Company") announces it has commenced a review of historical data indicating that the Company's wholly-owned Idaho-Maryland mine (the "I-M Mine") may contain significant amounts of tungsten, a metal listed in the U.S. Department of Energy's 2023 DOE Critical Metals List.

The I-M Mine operated nearly-continuously from 1862 to 1957, producing an estimated 2.4 million ounces of gold at an average mill head grade of 0.50 ounces per ton (17.1 grams per tonne). By the early 1940s, the I-M Mine was the second-largest gold producer in the United States. Following World War II, the Bretton Woods monetary agreement fixed the gold price at $35/oz while inflation sent production costs higher, making gold mining unprofitable.

In 1954, the operator of the I-M Mine began exploring for tungsten under a program sponsored by the U.S. Department of Defense. Sufficient tungsten was discovered such that the company modified one of its mills to extract tungsten from the calcium tungstate mineral, scheelite, to produce a tungsten trioxide concentrate. By December 1955, all mining and milling of gold was discontinued, and operations focused solely on the production of tungsten. A report that year noted that the tungsten-rich veins continued at depth and recommended "an intensification of tungsten prospecting and research which should greatly prolong the tungsten producing period."1

In 1957, the price of tungsten fell by more than half, Congress discontinued the defense minerals program, the operator of the I-M Mine lacked the capital to continue development of the tungsten resources, and operations at the mine were suspended. The company sold equipment and various non-core surface parcels to pay down debt in order to preserve its ownership of the mineral estate. The mineral estate and the core surface properties were held intact by various successive owners and was acquired by Rise in 2017.

The Energy Act of 2020 began a process to define critical minerals important to the United States. The 2023 DOE Critical Metals List includes tungsten, a necessary component in a wide array of defense applications, including but not limited to the production of ammunition, armored equipment, and artillery. The United States has not had a domestic supply of tungsten since 2015. China currently produces 84% of the global tungsten supply and in February 2025 announced restrictions on tungsten exports.

Joe Mullin, CEO of Rise Gold, commented: "The mining property's long association with tungsten, described in local newspaper articles since 1912, is the reason the U.S. Defense Department selected the I-M Mine for tungsten exploration and development following the Korean War. Rise Gold's mining property includes the historic Brunswick and Union Hill mines, where tungsten deposits were identified and exploited. Exploration and mineral development occurred in the Brunswick 19, 45, and 46 veins.  A 1955 report2 to the Bureau of Mines indicated 3,086 short tons of tungsten ore were mined at an average mill grade of 1.30% WO3 and a 1956 report indicates 5,8983 short tons of tungsten ore were mined at an average mill grade of 0.83% W03. Concentrates were produced in excess of 70% WO3."

Mullin continued: "Tungsten was already classified as a critical mineral by the federal government, and a March 2025 executive order expanded the list to include gold, making the I-M Mine an ideal project for federal sponsorship as the United State reshores its critical defense industries."

The Company has retained the services of David Watkinson, P.Eng. and Robert Pease, C.P.G. to perform an initial review of the historic materials relating to tungsten and to generate work recommendations, which may include re-assaying existing drill cores and pulps. Watkinson was the President and CEO and Pease was the Chief Geologist for Emgold Mining Corporation, which controlled the I-M Mine for the approximately 25 years preceding's Rise's purchase of the property.

Qualified Person

All scientific and technical information disclosed in this new release was reviewed and approved by David Watkinson, P.Eng., a consultant to Rise Gold and an independent qualified person under National Instrument 43-101

Footnotes

1. Beechel, G.R., Geologic Report on the Tungsten Exploration of the Brunswick Mine, October 14, 1955

2. Report to United States Department of Interior, Bureau of Mines, Tungsten Ore in Concentrate, 1955

3. Report to United States Department of Interior, Bureau of Mines, Tungsten Ore in Concentrate, 1955

About Rise Gold Corp.

Rise Gold is an exploration-stage mining company incorporated in Nevada, USA. The Company's principal asset is the historic past-producing Idaho-Maryland Gold Mine located in Nevada County, California, USA.

On behalf of the Board of Directors:

Joseph Mullin

President and CEO

Rise Gold Corp.

For further information, please contact:

RISE GOLD CORP.

345 Crown Point Circle, Suite 600

Grass Valley, CA 95945

T: 917.349.0060

jmullin@risegoldcorp.com

www.risegoldcorp.com

The CSE has not reviewed, approved or disapproved the contents of this news release.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of applicable securities laws. Forward-looking statements are frequently characterized by words such as "plan", "expect", "project", "intend", "believe", "anticipate", "estimate" and other similar words or statements that certain events or conditions "may" or "will" occur.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Such forward-looking statements are subject to risks, uncertainties and assumptions related to certain factors including, without limitation, obtaining all necessary approvals, meeting expenditure and financing requirements, compliance with environmental regulations, title matters, operating hazards, metal prices, political and economic factors, competitive factors, general economic conditions, relationships with vendors and strategic partners, governmental regulation and supervision, seasonality, technological change, industry practices, and one-time events that may cause actual results, performance or developments to differ materially from those contained in the forward-looking statements.  Accordingly, readers should not place undue reliance on forward-looking statements and information contained in this release. Rise undertakes no obligation to update forward-looking statements or information except as required by law.